                                EXHIBIT 11.1

                      CONSOLIDATION CAPITAL CORPORATION
                     COMPUTATION OF NET INCOME PER SHARE
               (Dollars in thousands, except per share amounts)

                                                                     Three Months Ended                Six Months Ended
                                                                          June 30,                         June 30,
                                                                    1998            1997             1998           1997
                                                                -------------   -------------    -------------   -------------
Basic earnings per share:
   Net income................................................    $    12,321     $       836      $    18,697     $     1,739
   Weighted average shares outstanding - Basic...............     40,105,135       5,216,581       37,319,254       4,079,359
                                                                 -----------     -----------      -----------     -----------
   Net income per share - Basic..............................    $      0.31     $      0.16      $      0.50     $      0.43
                                                                 ===========     ===========      ===========     ===========
Diluted earnings per share:
   Net income................................................    $    12,321     $       836      $    18,697     $     1,739
                                                                 -----------     -----------      -----------     -----------
   Weighted average shares outstanding - Basic...............     40,105,135       5,216,581       37,319,254       4,079,359
   Convertible Non-Voting Common Stock.......................        500,000                          500,000
   Common stock equivalents from stock options and warrants..        599,506         309,449          693,297         309,449
   Contingently issuable shares..............................         96,341                           48,171
                                                                 -----------     -----------      -----------     -----------
   Total weighted average shares outstanding - Diluted.......     41,300,982       5,526,030       38,560,722       4,388,808
                                                                 -----------     -----------      -----------     -----------
   Net income per share - Diluted............................    $      0.30     $      0.15      $      0.48     $      0.40
                                                                 ===========     ===========      ===========     ===========


Outstanding stock options to purchase 634,468 shares of common stock as of June 30, 1998 were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares during the period.